Exhibit 2.1
                           STOCK ACQUISITION AGREEMENT


                                     BETWEEN


                      GENESIS CAPITAL CORPORATION OF NEVADA

                                       AND

                               CHRISTOPHER ASTROM

                                       AND

                          HUDSON CONSULTING GROUP, INC.

                                       AND

                       GLOBAL UNIVERSAL, INC. OF DELAWARE

                           STOCK ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (hereinafter "Agreement") dated August 30, 2001, by, between and among Genesis Capital Corporation of Nevada, a Nevada Corporation ("Genesis"); Global Universal, Inc. of Delaware, a Delaware Corporation ("Global); Hudson Consulting Group, Inc., a Nevada Corporation ("Hudson"); and Christopher Astrom, ("Astrom"), an Individual residing at 2921 NW 6th Avenue, Miami, Florida 33127.

         WHEREAS, Global and Hudson are each owed monies in the sum total of $315,000 ($215,000 to Global and $100,000 to Hudson) for services rendered to, and expenses advanced on behalf of Genesis; and

         WHEREAS, Genesis desires to acquire through the issue of its common stock one hundred percent (100%) of the issued and outstanding shares of Senior Lifestyle Communities, Inc., a Nevada Corporation ("Senior") and sufficient cash to allow it to pay Hudson and Global the $315,000 owed to them for expenses and services; and

         WHEREAS, Astrom desires to purchase a controlling interest in Genesis, pay the amounts owed by Genesis to Global and Hudson, and to sell to Genesis one hundred percent (100%) of the issued and outstanding shares of Senior on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the parties hereby agree as follows:

I. Purchase and Sale. Astrom hereby agrees to sell, transfer, assign, and convey to Genesis, and Genesis hereby agrees to purchase and acquire from Astrom, one hundred percent (100%) of the issued and outstanding shares of Senior, (hereinafter referred to as the "Senior Shares"). Genesis hereby agrees to sell, transfer, assign, and convey to Astrom, and Astrom hereby agrees to purchase and acquire from Genesis, ninety five percent (95%) of the issued and outstanding common and preferred shares of Genesis (hereinafter referred to as the "Genesis Shares").

II Purchase Price of the Senior and Genesis Shares. The aggregate purchase price to be paid to Genesis, Global and Hudson by Astrom for the delivery to Astrom of Fifty Four Million One Hundred Ten Thousand Three Hundred Nine (54,110,309) shares of the common stock of Genesis and One Million Four Hundred Seventy Seven Thousand Three Hundred Forty Five (1,477,345) shares of the preferred stock of Genesis, shall be the sum of Three Hundred Fifteen Thousand Dollars ($315,000) and one hundred percent (100%) of the issued and outstanding shares of Senior.

III Release of Claims by Global and Hudson. In return for the payment to Global and Hudson of the sum of Three Hundred Fifteen Thousand Dollars ($315,000) by Astrom, pursuant to the terms of this Agreement, Global agrees to pay or otherwise resolve all liabilities shown on the balance sheet of Genesis (See Exhibit "D") and retain all assets shown on the balance sheet of Genesis so that as of the date of closing the balance sheet of Genesis shows no assets and no liabilities.

IV Warranties and Representations of Senior and Astrom. In order to induce Genesis, Hudson and Global to enter into the Agreement and to complete the transaction contemplated hereby, Senior and Astrom individually and jointly warrant and represent to Genesis, Hudson, and Global, that:

         A        Organization and Standing. Senior Lifestyle Communities, Inc.
                  is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, is qualified to do business as a foreign corporation in every other state or jurisdiction in which it operates to the extent required by the laws of such states and jurisdictions, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties, and business No changes to Senior's Certificate of Incorporation, amendments thereto and By laws of Senior will be made before the Closing.

         B Shareholder Approval. Senior shall have received any and all necessary and required approval of its shareholders for the transaction set forth herein as required by statute or regulation by any state or other jurisdiction that has authority over the affairs of Senior. All votes of shareholders are hereby certified to be in compliance with those statutes and requirements, including any requirement regarding the number of votes and the percentage of approval required in such a shareholder vote.

         C Taxes. Senior has filed all federal, state, and local income or other tax returns and reports that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all taxes as shown on such returns, such that a failure to file, pay, or accrue will not have a material adverse effect on Senior.

         D Pending Actions. There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or to the knowledge of Senior threatened, against or affecting Senior, except as disclosed in writing to Genesis. Senior is not in violation of any law, material ordinance, or regulation of any kind whatever, including, but not limited to laws, rules and regulations governing the sale of its products, the Securities Act of 1933 (the '33 Act), the Securities Exchange Act of 1934, as amended (the "34 Act") the Rules and Regulations of the U.S. Securities and Exchange Commission ("SEC"), or the Securities Laws and Regulations of any state.

         E Governmental Regulation. Senior holds the licenses and registrations set forth on Exhibit "A" hereto from the jurisdictions set forth therein, which licenses and registrations are all of the licenses and registrations necessary to permit the Corporation to conduct its current business. All of such licenses and registrations are in full force and effect, and there are no proceedings, hearings, or other actions pending that may affect the validity or continuation of any of them. No approval of any other trade or professional association or agency of government other than as set forth on Exhibit "A" is required for any of the transactions effected by this Agreement, and the completion of the transactions contemplated by the Agreement will not, in and of themselves, affect or jeopardize the validity or continuation of any of them.

         F Ownership of Assets. Astrom has a good, marketable title, without any liens or encumbrances of any nature whatever, to the Senior Shares to be transferred to Genesis.

         G Corporate Records. All of Senior's books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records of Senior are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

         H No Misleading Statements or Omissions. Neither the Agreement nor any financial statement, exhibit, schedule or document attached hereto or presented to Genesis, Hudson or Global in connection herewith, contains any materially misleading statement, or omits any fact or statement necessary to make the other statements or facts therein set forth not materially misleading.

         I Validity of the Agreement. All corporate and other proceedings required to be taken by Senior in order to enter into and to carry out the Agreement have been duly and properly taken. No corporate or other action on the part of Senior is required in connection with this Agreement, or the transaction contemplated herein. The Agreement has been duly executed by an officer of Senior, and constitutes the valid and binding obligation of Senior, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws relating to or affecting generally the enforcement of creditors rights. The execution and delivery of the Agreement, and the carrying out of its purposes, will not result in the breach of any of the terms or conditions of, or constitute a default under or violate Senior's Certificate of Incorporation or document of undertaking, oral or written, to which Senior is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule, or regulation of any court, regulatory agency or other governmental body; and the business now conducted by Senior can continue to be so conducted after completion of the transaction contemplated hereby.

         J Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein, and made a part hereof, are legal, valid, and enforceable by Genesis, Hudson, Global and Senior according to their terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors rights and that at the time of such execution and delivery, Genesis will have acquired title in and to the Senior Shares free and clear of all claims, liens, and encumbrances.

         K Access to Books and Records. Genesis, Hudson and Global have been granted full and free access to the books of Senior during the course of this transaction prior to Closing.

         L Senior's Financial Statements. Senior's Balance Sheet and Profit and Loss statement for the year, attached hereto as Exhibit "B", accurately describe Senior's financial position as of the dates thereof, in accordance with applicable legal and accounting requirements.

         M Duties Subsequent to Closing. Subsequent to the closing of this Agreement, Astrom or Senior shall:

                           1. Complete and pay for all necessary audits to allow filing of financial statements required by Form 8-K within sixty (60) days of the date of the acquisition, to allow for the required amendment of Form 8-K within 60 days of its original filing to include required financial statements. The cost of acquiring said financial statements shall be the sole responsibility of Genesis, Senior or Astrom; and

                           2. shall reimburse Hudson, in addition to the $100,000 being paid pursuant to Paragraph II, for all out of pocket costs incurred by Hudson related filings made with the SEC or any State Agency in connection with the transactions contemplated by this Agreement, including but not limited to filing fees for any 14C filing, costs of giving any required notices to shareholders of Genesis, and filing fees related to any amendments of the Articles of Incorporation of Genesis related to a name change or recapitalization of Genesis up to the amount of one thousand dollars ($1,000); and

                           3.       Within sixty days:

                                    a.      assure that Senior acquires real
                                            estate with a gross value of at
                                            least One Million Five Hundred
                                            Thousand Dollars ($1,500,000); and
                                    b.      Senior shall provide audited
                                            financial statements complying with
                                            the requirements of GAAP (U.S.),
                                            Which financial statements reflect
                                            ownership of the properties referred
                                            to in "M(1)," above, for filing with
                                            the Genesis Form 8-K.

V Warranties and Representations of Genesis. In order to induce Astrom to enter into the Agreement and to complete the transaction contemplated hereby, Genesis warrants and represents to Astrom that:

         A Organization and Standing. Genesis is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties, and business.

         B No Pending Actions. Except as may be disclosed on Exhibit "C," there are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Genesis, or against any of Genesis's officers or directors and arising out of their operation of Genesis, except as set forth in its audited financial statements as attached hereto. With respect to the claims set forth in Exhibit "C", these claims shall be settled and released as of the date of closing. In the event the claims disclosed in Exhibit "C" have not been settled and released as of the date of the closing, Global and Hudson shall each hold Genesis harmless from all liabilities, losses, damages, costs, and expenses incurred as a result of the claims set out in the said Exhibit "C". Genesis has been in compliance with, and has not received notice of violation of any law, ordinance, or regulation of any kind whatever, including, but not limited to, the '33 Act, the '34 Act, the Rules and Regulations of the SEC or the Securities Laws and Regulations of any state.

         C Corporate Records. All of Genesis's books and records, including without limitation, its book of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete, and reflect accurately and fairly the conduct of its business in all respects since its date of incorporation.

         D No Misleading Statements or Omissions. Neither the Agreement nor any financial statement, exhibit, schedule, or document attached hereto or presented to Astrom in connection herewith contains any materially misleading statement, or omits any fact or statement necessary to make the other statements of facts therein set forth not materially misleading.

         E Validity of the Agreement. All corporate action and proceedings required to be taken by Genesis in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by Genesis, and constitutes a valid and binding obligation of Genesis. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, Genesis's Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which Genesis is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court regulatory agency or other governmental body.

         F Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by Astrom according to their terms, and that at the time of such execution and delivery, Astrom will have acquired good, marketable title in and to the Genesis Shares acquired pursuant hereto, free and clear of all liens and encumbrances.

         G Outstanding Shares of Genesis. At closing, Genesis shall have 2,247,911 issued and outstanding common shares, par value $0.001 and 77,755 issued and outstanding preferred shares, par value $0.001. Genesis also has an obligation to issue to Richard D. Surber, attorney at law, 600,000 free trading par value $0.001 common shares pursuant to an S-8 registration statement of the Company, for services rendered, which shares are due to be issued the day following closing.

VI Opinion of Counsel. Genesis will provide to Astrom an opinion of counsel in a form similar to that set forth in Exhibit "E" relating to the current corporate status of Genesis , its ability to legally enter this agreement and the absence of undisclosed claims.

VII Warranties and Representations of Hudson and Global. In order to induce Astrom and Genesis to enter into the Agreement and to complete the transaction contemplated hereby, Hudson and Global each warrants and represents to Astrom and Genesis that:

                  A. Upon the payment by Astrom of the total amount of $315,000 in cash to Hudson and Global, that all claims of either Hudson or Global to any amounts owed to either of them by Genesis have been fully and totally satisfied, and Global will retain all assets of Genesis owned prior to the closing.

                  B. Hudson will assist in the preparation of such documents as are necessary to facilitate Astrom's obtaining control of Genesis and changing control of Genesis to Astrom and the shareholders of Senior. It is understood that Hudson will perform no "legal services" and that a legal review of documents prepared by Hudson should be carried out by counsel for Astrom or Senior.

                  C. Hudson will assist in the preparation of and file for Genesis, a Form 8-K immediately following the acquisition of Senior by Genesis. It is understood that Hudson will perform no "legal services" and that a legal review of documents prepared by Hudson should be carried out by counsel for Astrom or Senior.

                  D. Hudson will assist in the preparation of and file for Genesis, a Form 14C respecting any name change of Genesis undertaken within Twenty days of closing. It is understood that Hudson will perform no "legal services" and that a legal review of documents prepared by Hudson should be carried out by counsel for Astrom or Senior.

VIII Term. All representations, warranties, covenants and agreements made herein and in the exhibits attached hereto shall survive the execution and delivery of the Agreement and payment pursuant thereto.

IX The Common and Preferred Shares. All of the Genesis Common and Preferred Shares shall be validly issued, fully-paid and non-assessable shares of Genesis Common or Preferred Stock, with full voting rights, dividend rights, and the right to receive the proceeds of liquidation, if any, as set forth in Genesis's Articles of Incorporation. All of the parties agree and covenant that they will not vote their shares of Genesis Common Stock in favor of any plan for a reverse split of the common stock or other plan or proposal to reduce the number of shares held by the parties hereto for a period of twelve months from the closing of this Agreement.

X        Conditions Precedent to Closing.

         The obligations of Astrom under the Agreement shall be and are subject to fulfillment, prior to or at the Closing of each of the following conditions:

                  A. That Genesis, Hudson and Global and their management's representations and warranties contained herein shall be true and correct at the time of closing date as if such representations and warranties were made at such time;

                  B. That Genesis, Hudson and Global and their management shall have performed or complied with all agreements, terms and conditions required by the Agreement to be performed or complied with by them prior to or at the time of Closing;

XI The obligations of Genesis, Hudson and Global under the Agreement shall be and are subject to fulfillment, prior to, at the Closing or subsequent to the Closing of each of the following conditions:

         A That Astrom's representations and warranties contained herein shall be true and correct at the time of Closing as if such representations and warranties were made at such time; and

         B That Astrom shall have performed or complied with all agreements, terms and conditions required by the Agreement to be performed or complied with by it prior to or at the time of Closing.

         C That Astrom and Genesis jointly and severally indemnify and hold harmless Genesis, Hudson, and Global and their present and former officers, directors, agents and affiliates against any claims or liabilities, including reasonable attorney's fees and other reasonable defense costs incurred in defending such claims or liabilities, resulting from any claims or liabilities asserted against them as to any material misrepresentation or omissions in the Agreement made by any party hereto.

         D That Seniors's compliance with state statutory and regulatory requirements are legally sufficient to authorize and carry out the terms of this Agreement.

XII Reverse Split of Shares. Astrom and Genesis specifically agree and covenant that for a period of One (1) year from the date of closing they will not allow a reverse-split of Genesis shares to occur.

XIII Termination. The Agreement may be terminated at any time before or; at Closing, by:

         A.       The mutual agreement of the parties;

         B.       Any party if:

                  1 Any provision of the Agreement applicable to a party shall be materially untrue or fail to be accomplished.
                  2 Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of the Agreement.

         Upon termination of the Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other.

XIV Exhibits. All Exhibits attached hereto are incorporated herein by this reference as if they were set forth in their entirety.

XV Miscellaneous Provisions. This Agreement is the entire agreement between the parties in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

XVI Closing. The closing of the transactions contemplated by the Agreement shall take place on or before 5:00 P.M. on October 30, 2001. The Closing shall occur at the offices of Hudson Consulting Group, Inc. located at 268 West 400 South, Salt Lake City, Utah 84101 or such other date and place as the parties hereto shall agree upon. At the Closing, all of the documents and items referred to herein shall be exchanged.

XVII Governing Law. The Agreement has been entered into in and shall be governed by and construed in accordance with the laws of the State of Utah.

XVIII Enforcement of Agreement and Venue. The parties agree that any suit to enforce the provisions of this Agreement shall be brought in the Third Judicial District Court of Salt Lake County, State of Utah, and the parties consent to personal jurisdiction in said court and agree that venue for any suit to enforce the provisions of this Agreement shall be in Salt Lake County, State of Utah.

XIX Counterparts. The Agreement may be executed in duplicate facsimile counterparts, each of which shall be deemed an original and together shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date and year above first written.


Genesis Capital Corporation of Nevada       Senior Lifestyle Communities, Inc.:


By: /s/Reginald Davis                       By:/s/Christopher Astrom
    ---------------------------------         ----------------------------------
Reginald Davis, its President               Christopher Astrom, its President

Hudson Consulting Group, Inc.               Global Universal Inc. of Delaware:


By: /s/ Richard Surber                       By: /s/Reginald Davis
    ---------------------------------         ----------------------------------
Richard Surber, its President               Reginald Davis, its President

                                    EXHBIT A

                       Senior Lifestyle Communities, Inc.
                     Governmental Regulations Section IV E.

There are no license and registrations required for the conduct of its business

                                    EXHIBIT B

                       Senior Lifestyle Communities, Inc.

            Balance Sheet and Profit and Loss Statement Section IV L.

There are no assets and liabilities as of the date of the Stock Acquisition Agreement

                                    EXHIBIT C

           Genesis Capital Corporation of Nevada, Inc. Pending Actions
                                  Section V. B.

There are no pending actions except as disclosed in the attached.

                          Letterhead of Robert B. Todd
                                  P.O. Box 1394
                               Taylor, Texas 76574

August 13, 2001, 2001


                                                   Sent by Delivery Confirmation
                                                    No. 0304 7990 0005 6882 2829
Genesis Capital Corporation of Nevada
Attn:  Ronald Welborn
11701 South Freeway
Burleson, Texas 76028

Re:  US Benefit Trust Ownership Interest

Dear Sir:

As you may recall, I was engaged in litigation with your company. I represented BioRolease Corp. in a matter which was concluded early last year. However, during our discussions regarding that matter, we conferred in regard to the claim US Benefit Trust. That Trust, created for the employees of US Staffing, Inc., claims to own seventy-four percent (74%) of Genesis Capital Corporation.

Documents in the possession of US Benefit Trust show that Genesis Capital Corporation was a Colorado corporation. That company issued a majority of its outstanding common shares to US Benefit Trust, for which Genesis was fully paid. However, Genesis failed to recognize this ownership interest. Consequently, when Genesis Capital Corporation of Nevada and the Colorado corporation were merged, the ownership records of the Nevada corporation were severely distorted.

A recent review of the activities and financial condition of Genesis Capital Corporation of Nevada indicate a diminution in the value of the company. This is lamentable. Nevertheless, US Benefit Trust wishes to pursue its claim. I have been retained by the Trust to assist it in recovering its ownership interest.

I ask that you contact me at your earliest opportunity to discuss this matter. Please note my new address, telephone, and fax numbers. I hope we can reach a swift and amicable resolution of this dispute.

I request that you, for obvious reasons, consider this letter to be a demand upon Genesis Capital Corporation of Nevada to recognize this ownership interest, and that it issue such documentation as necessary to reflect this. Alternatively, demand is made upon the company that US Benefit Trust be fully and adequately compensated for its damage as a result of the activities of the responsible parties. These damages will include attorney's fees and, if necessary, costs of courts.

I thank you for your attention to this, and I remain

Very truly yours,

/s/ Robert B. Todd

Robert B. Todd

                          Letterhead of Robert B. Todd
                                  P.O. Box 1394
                               Taylor, Texas 76574

August 14, 2001

                                                   Sent by Delivery Confirmation
                                                    No. 0304 7990 0005 6882 2805
Genesis Capital Corporation of Nevada
Attn:  Ronald Welborn
11701 South Freeway
Burleson, Texas 76028

Re:  Ownership Interest of Robert L. Lee

Dear Sir:

I have been retained by Robert L. Lee of Houston, Texas to assist him in obtaining documentation regarding his ownership of shares of your company. He was the legal and beneficial owner of three hundred thousand (300,000) shares of Genesis Capital Corporation, the Colorado corporation. However, Genesis (Nevada) has failed to recognize this ownership interest. It appears that when Genesis Capital Corporation of Nevada and the Colorado corporation were merged, the ownership records of the Nevada corporation were severely distorted.

A recent review of the activities and financial condition of Genesis Capital Corporation of Nevada indicate a diminution in the value of the company. Therefore, I ask that you contact me at your earliest opportunity to discuss this matter. Please note my new address, telephone, and fax numbers. I hope we can reach a swift and amicable resolution to this matter.

I request that you, for obvious reasons, consider this letter to be a demand upon Genesis Capital Corporation of Nevada to recognize this ownership interest, and that it issue such documentation as necessary to reflect this. Alternatively, demand is made upon the company that Mr. Lee be fully and adequately compensated for his damages as a result of the activities of the responsible parties. These damages will include attorney's fees and, if necessary, costs of courts.

I thank you for your attention to this, and I remain

Very truly yours,

/s/ Robert B. Todd

Robert B. Todd

                          Letterhead of Robert B. Todd
                                  P.O. Box 1394
                               Taylor, Texas 76574

                                   FAX LETTER

September 25, 2001


Mr. Phil Campbell-Graves                             Faxed to:  (801) 575-8092
Hudson Consulting                                    Total Number of Pages:  1
Salt Lake City, Utah

Re:  Robert Lee - Genesis Capital Corporation of Nevada

Dear Sir:

I will no longer be representing Robert Lee in this matter. As I indicated earlier, I no longer represent US Benefit Trust.

I look forward to opportunities to visit in the future. I wish you well in your endeavors.

I thank you for your attention to this, and I remain

Very truly yours,

/s/Robert B. Todd
Robert B. Todd

cc:  R. Lee

                                    EXHIBIT D

          Genesis Capital Corporation of Nevada, Inc. Release of Claims
                                  Section III.

Genesis shall pay or otherwise resolve all liabilities disclosed on the attached.

Genesis Capital pay off of debt


Schedule of Accounts Payable
                                        Thru 9/30/0     Qtr 3/31/01    Qtr 6/30/01     Total

Rent - The Barn at Deer Creek             36000           9000            9000           54000

Director's Fees                           18000           4500            4500           27000
     Jerry Conditt, Reginald Davis

Mgt Fees - Global Universal               18500           4500            4500           27500

Henry Simon                                              15000                           15000

Clyde Bailey                                              3000             750            3750

                                          72500          36000           18750          127250
                                                        108500          127250

                                    EXHIBIT E

         Genesis Capital Corporation of Nevada, Inc. Opinion of Counsel
                                   Section VI.

                                 GERALD EINHORN
                               ATTORNEY- AT- LAW*
                          268 West 400 South, Suite 300
                           Salt Lake City, Utah 84101
                       Telephone - (801) 575-8073 Ext. 158
                           Facsimile - (801) 575-8092

                                                      *Admitted only in New York



                                October 29, 2001

Christopher Astrom
2921 NW Sixth Avenue
Miami, Florida 33127


Re: Stock Acquisition Agreement and Shares to be issued pursuant thereto.

Dear Mr. Astrom:

I am an attorney admitted to practice in the State of New York and have been requested to render an opinion regarding certain representations, warranties and covenants made to you by Genesis Capital Corporation of Nevada (the "Company") in section VI of that certain Stock Purchase Agreement dated August 30, 2001 among Genesis Capital Corporation of Nevada, Christopher Astrom, Hudson Consulting Group, Inc. and Global Universal, Inc. of Delaware (the "Agreement.").

The Company has represented, warranted, and covenanted, in portions of section V of the Agreement, the following:

         A Organization and Standing. Genesis is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties, and business.

         B No Pending Actions. Except as may be disclosed on Exhibit "C," there are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Genesis, or against any of Genesis's officers or directors and arising out of their operation of Genesis, except as set forth in its audited financial statements as attached hereto. With respect to the claims set forth in Exhibit "C", These claims shall be resolved as of the date of closing. In the event the claims made in Exhibit "C" have not been totally resolved as of the date of the closing, Global and Hudson shall hold Genesis harmless from all costs, expenses or damages incurred as a result of the claims set out in the said Exhibit "C". Genesis has been in compliance with, and has not received notice of violation of any law, ordinance, or regulation of any kind whatever, including, but not limited to, the '33 Act, the '34 Act, the Rules and Regulations of the SEC or the Securities Laws and Regulations of any state.

         E Validity of the Agreement. All corporate action and proceedings required to be taken by Genesis in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by Genesis, and constitutes a valid and binding obligation of Genesis. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, Genesis's Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which Genesis is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

         F Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by Astrom according to their terms, and that at the time of such execution and delivery, Astrom will have acquired good, marketable title in and to the Genesis Shares acquired pursuant hereto, free and clear of all liens and encumbrances.

In connection with the preparation of this Opinion, I have examined the following:

o        The Company's Articles of Incorporation, amendments thereto and Bylaws;
o The Resolutions of the Company's Board of Directors authorizing the signing of the Stock Acquisition Agreement and the taking of all steps necessary to bring about the consummation thereof together with the authorization to issue sufficient shares to consummate the Agreement;
o A certified shareholder's list showing the total issued and outstanding shares of the Company's common and preferred shares;
o Documentation showing the Company to be in good standing in the State of Nevada;
o Such other documents as I have deemed necessary for the purposes of this Opinion.

Additionally, I have made such investigations as I have considered necessary and appropriate to form a basis for this Opinion. This Opinion is qualified by the scope of the document review specified herein and I make no representations as to the sufficiency of my investigation for this Opinion.

The documentation and representations provided to me for this Opinion by the Company and its duly authorized representatives, as set out above, indicate that the Company is validly organized under the laws of the State of Nevada; the Company's Board of Directors has authorized the execution of the Stock Purchase Agreement dated August 30, 2001; and the number of shares to be issued pursuant to the Stock Purchase Agreement are or will be available for issuance. As such, I am of the opinion that:

         1. Genesis is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties, and business;

         2. Except as are disclosed on Exhibit "C" of the Stock Purchase Agreement, there are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Genesis, or against any of Genesis's officers or directors and arising out of their operation of Genesis, except as set forth in its audited financial statements as attached hereto. Genesis has been in compliance with, and has not received notice of violation of any law, ordinance, or regulation of any kind whatever, including, but not limited to, the '33 Act, the '34 Act, the Rules and Regulations of the SEC or the Securities Laws and Regulations of any state;

         3. All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery and performance of the Agreement by the Company. The Agreement has been duly executed by Genesis, and constitutes a valid and binding obligation of Genesis. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, Genesis's Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which Genesis is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

         4. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by Astrom according to their terms, and that at the time of such execution and delivery, Astrom will have acquired good, marketable title in and to the Genesis Shares acquired pursuant hereto, free and clear of all liens and encumbrances;

         5. The shares of capital stock of the Company to be issued pursuant to the Agreement are validly authorized and when such shares have been duly delivered therefor as contemplated by the Agreement, such shares will be validly issued, fully paid, and nonassessable;

         6. The authorized and outstanding capital stock of the Company is set forth in Section V(G) of the Agreement; and all outstanding shares of capital stock of the Company are validly authorized, validly issued, fully paid, and nonassessable.

This opinion is based upon and subject to the qualifications and limitations specified below:

         I have assumed without investigation the authenticity of any document submitted to me as an original, the conformity to the originals of any document submitted to me as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the legal capacity of natural persons;

         I have relied without investigation on certificates of officers, and of employees, whom I believe are responsible, of the Company;

         In rendering the opinions expressed in paragraph two, I have assumed without investigation that (a) except for the corporation law (but not the "blue-sky laws" or securities law) of the State of Nevada as applicable to the Company, at the time thereof and at all times subsequent and performance of the obligations relative thereto, the execution, delivery, and performance of the Agreement and the other documents relating thereto or delivered in connection therewith, the performance of the oral agreements relating thereto, and the consummation of the transactions contemplated by any thereof, as to the Company or any other party thereto, did not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (b) at the time thereof and at all times subsequent thereto, the persons authorizing each execution, delivery, performance, and transaction for the Company or for any such other party did not violate any fiduciary or other duty owed by them; (c) no event has taken place subsequent to any such execution, delivery, performance, or transaction or will take place which would cause any such execution, delivery, performance, or transaction not to comply with any such law, rule, regulation, order, judgment, decree, or duty, or which would permit the Company or any such other party at any time thereafter to cancel, rescind, or otherwise avoid any such execution, delivery, performance, transaction, document, or oral agreement; (d) there was no misrepresentation, omission, or deceit by the Company, any such other party, or any other person or entity in connection with any such execution, delivery, performance, or transaction; (e) the necessary corporate proceedings are governed by the laws of the State of Nevada without giving effect to conflict of laws and (f) at the time thereof and at all times subsequent thereto, such execution, delivery, performance, and transactions by the Company and any other party thereto, did not, does not now, and will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company or any such other party is or becomes a party or to which any of them or any of their respective properties, assets, or security holders are or will be subject.

         In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

         I am admitted to practice law in the State of New York. I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstance and transactions that are the subject of this opinion.

This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same. I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

Further, this opinion is limited to the Company complying with the pertinent provisions of the Securities Act of 1933.

This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose by any person or entity other than the addressee without my express written consent.

Sincerely,

/s/Gerald Einhorn
----------------------
Gerald Einhorn
Attorney at Law

























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